November 25, 2013

To Whom it May Concern:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Registration Statement on Form S-1 of my report dated March 25, 2013 which express an unqualified opinion for each of the years in the two year period ended and the reviewed financial statements for the periods and ended June 30, 2013 and September 30, 2013 relating to ColorStars Group which appear in said Registration Statement and to the reference to me under the headings “Selected Financial Data” and “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Michael F. Albanese
Michael F. Albanese, CPA

Parsippany, New Jersey
Date: November 25, 2013